Exhibit 99

Media Contact:	Tom Robinson
816-556-2902

Invester Contact:	Todd Allen
816-556-2083

GREAT PLAINS ENERGY ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

Kansas City, MO, November 2, 2006 - Great Plains Energy Incorporated (NYSE:GXP) today announced core earnings of $56.8 million or $0.71 per share in the third quarter of 2006, on more shares outstanding, compared to $77.9 million or $1.05 per share in the third quarter of 2005. Reported earnings were $54.7 million or $0.68 per share, compared to third quarter 2005 earnings of $90.4 million or $1.21 per share. Core earnings exclude net mark-to-market gains and losses on energy contracts and other items. Reported earnings are reconciled to core earnings in attachments B and C.

The difference in core earnings for the third quarter of 2006 compared to the third quarter last year was driven primarily by increases to 2005 core earnings of $16.7 million of tax benefits and $3.5 million due to pension benefits that were not present in 2006.

Great Plains Energy’s year to date core earnings reflect strong results largely driven by gross margin improvement at Strategic Energy with higher wholesale prices and lower purchased power expense at KCP&L, offset by the third quarter items mentioned above. Core earnings were $122.9 million or $1.59 per share, compared to $118.4 million or $1.59 per share for the same period last year. Reported earnings for the first nine months were $89.4 million or $1.16 per share, compared to $131.7 million or $1.77 per share for same period last year.

"KCP&L and Strategic Energy have produced strong results through the third quarter which support our current 2006 earnings guidance," said Chairman Mike Chesser. “Importantly, with the progress on the Comprehensive Energy Plan and continued backlog growth at Strategic Energy, we believe Great Plains Energy is positioned to deliver attractive long term earnings growth.”

Kansas City Power & Light

KCP&L core earnings were $56.4 million or $0.70 per share in the third quarter of 2006, compared to $69.1 million or $0.92 per share last year. Reported earnings were $70.0 million or $0.87 per share, compared to third quarter 2005 reported earnings of $69.1 million or $0.92 per share.

Revenues for the third quarter of 2006 were $359.3 million, compared to $353.0 million for the third quarter last year. Retail revenues in the third quarter were $311.4 million compared to $309.5 million last year. Wholesale revenues in the third quarter 2006 increased slightly to $43.7 million, up $4.4 million compared to last year. Wholesale volumes were higher primarily due to the absence of last year’s main transformer outage at Hawthorn No. 5 and the effect of coal conservation measures in the third quarter last year. The increase in wholesale volumes was partially offset by wholesale prices that were 25% lower than last year.

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Purchased power expense decreased $23.2 million compared to the third quarter of 2005 primarily due to the absence of the Hawthorn No. 5 outage, as well as the litigation recoveries described below. Lower purchased power expense was more than offset by a $3.3 million increase in fuel costs in the third quarter of 2006, and the absence of tax and pension benefits recorded in the third quarter of 2005. During the third quarter last year, the implementation of a lower composite tax rate reduced KCP&L’s deferred tax liabilities by $11.8 million, directly reducing tax expense in the period. Third quarter 2005 earnings also benefited from lower pension expense due to the implementation of regulatory accounting treatment of pension costs effective from January 2005, which reduced third quarter pension expense by $5.6 million related to the first six months of 2005.

During the third quarter of 2006, KCP&L received proceeds of $38.9 million upon conclusion of an outstanding lawsuit related to the 1999 Hawthorn No. 5 incident. The proceeds reduced purchased power expense by $10.8 million and fuel expense by $3.7 million. The proceeds also increased wholesale revenues by $2.5 million and included $6.1 million of interest that increased other income during the quarter. All of these impacts are excluded from core earnings. The remaining $15.8 million of proceeds were recorded as a recovery of capital expenditures.

Year to date September 30, 2006, KCP&L’s core earnings were up slightly to $113.1 million, compared to $109.0 million in the first nine months of 2005, while core earnings per share were flat year over year at $1.46, reflecting the impact of additional shares outstanding. Reported year to date earnings were $117.8 million, compared to $109.0 million last year.

KCP&L has reached a constructive settlement with the Staff of the Kansas Corporation Commission and other parties on a rate increase effective January 1, 2007. The settlement calls for $29 million in additional revenue, including $4 million that is directly offset by accelerated depreciation, providing cash to meet KCP&L’s credit metrics, but not earnings. The settlement does not contain a fuel clause, however KCP&L agreed to file a new rate case by March 1, 2007, that includes an Energy Cost Adjustment. The settlement agreement recommends various accounting and other provisions, including annual pension costs beginning January 1, 2007, of approximately $43 million through the creation of a regulatory asset or liability. The settlement also establishes a regulatory asset or liability, effective January 1, 2006, for costs arising from defined benefit plan settlements and curtailments that will be amortized over a five-year period beginning with the effective date of rates approved in KCP&L’s next rate case. The settlement agreement is currently pending approval by the Kansas Corporation Commission.

KCP&L continues to make significant progress on the Comprehensive Energy Plan (CEP). The first element of the energy plan, the construction of the 100MW Spearville Wind Energy Facility, was completed in September. The project team brought the facility in ahead of schedule. The project met the in-service criteria to be included in our rate base for the current rate cases, despite a number of challenges including considerable tightening in the wind turbine market that occurred after the passage of the 2005 Energy Policy Act.  Tax incentives from the Energy Policy Act will serve to lower ongoing O&M costs for the facility and are projected to save customers more than $30 million over the next five years. Construction of Iatan No. 2 and the environmental projects at both Iatan No. 1 and the SCR at LaCygne No. 1 have all begun and are on schedule. Demand management and asset management programs are also underway and have begun to have an impact in Missouri.

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Strategic Energy

Strategic Energy core earnings, which exclude net mark-to-market gains and losses on energy contracts, were $4.8 million or $0.06 per share in the third quarter, compared to $7.4 million or $0.10 per share in the same period last year. Reported losses were $10.9 million or $0.14 per share, compared to earnings of $18.1 million or $0.24 per share in the third quarter of 2005. The decrease in core earnings was driven by lower delivered volume of 4.8 million MWhs during the third quarter of 2006, compared to 5.4 million MWhs last year. The lower delivered volume during the quarter was partially offset by higher average retail gross margins excluding unrealized mark-to-market gains and losses on energy contracts.

Average retail gross margin per MWh in the third quarter of 2006 was $(0.79). Excluding $26.6 million in net mark-to-market losses on energy contracts, average retail gross margin per MWh was $4.81, compared to an average retail gross margin per MWh, excluding net mark-to-market gains on energy contracts, of $4.48 last year. Average retail gross margin on new sales during the third quarter of 2006 was $3.50, which does not reflect potential portfolio optimization benefits.

Continuing strong sales at Strategic Energy led to a further increase in total backlog in the third quarter to 28.4 million MWhs, up 86% compared to the same period last year. Delivered volume during the first nine months, combined with fourth quarter 2006 backlog, totaled 16.5 million MWhs at the end of the third quarter, compared to 16.1 million MWhs at the end of the second quarter of 2006. Backlog for 2007 rose 26% to 11.2 million MWhs at the end of the third quarter, up from 8.9 million MWhs at the end of the second quarter of 2006. Strategic Energy’s retention rate including month-to-month customers improved to 80% during the third quarter, compared to 65% last quarter and 79% in the third quarter of 2005.

Year to date, Strategic Energy’s core earnings were up slightly to $20.4 million, compared to $19.5 million in the same period last year, and core earnings per share were flat year over year at $0.26. Strategic Energy’s reported losses were $17.6 million, or $0.23 per share, compared to earnings of $34.6 million or $0.46 per share in the same period last year. The year to date core earnings results were driven by the same factors affecting the third quarter, including lower delivered volumes compared to last year, offset by higher average retail gross margins per MWh, excluding mark-to-market gains and losses on energy contracts. In addition, the year to date comparison was favorably impacted by $5.3 million of net SECA charges.

KLT Investments and “Other”

Third quarter 2006 earnings from KLT Investments were $1.2 million or $0.01 per share, compared to $1.9 million or $0.03 per share in the third quarter of 2005. For the first nine months of 2006, earnings were $3.3 million or $0.04 per share, compared to $2.4 million or $0.03 per share last year.

In the third quarter of 2006, the “other” category loss was $5.6 million or $0.06 per share, compared to a loss of $0.5 million in the same period last year. The greater loss during the third quarter of 2006 was attributable to a $5.0 million net release of tax reserves in the third quarter last year. Year to date, the “other” category loss was $13.9 million or $0.17 per share

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on a core earnings basis, compared to $12.5 million or $0.16 per share in the first nine months of 2005.

Non-GAAP Financial Measure
Core earnings is a non-GAAP financial measure that differs from earnings reported in accordance with GAAP. We believe core earnings provide investors a meaningful indicator of our results that improves comparability among periods because it excludes the effects of discontinued operations, certain unusual items and mark-to-market gains and losses on energy contracts that may not be indicative of our prospective earnings potential. Core earnings is used internally to measure performance against budget and in reports for management and the Board of Directors. Calculation of core earnings involves judgments by management, including whether an item is classified as an unusual item, and our definition of core earnings may differ from similar terms used by other companies. We are unable to reconcile our core earnings guidance to GAAP earnings per share because we do not predict the future impact of unusual items and mark-to-market gains or losses on energy contracts. The impact of these items could be material to our operating results reported in accordance with GAAP.

Great Plains Energy Incorporated (NYSE:GXP) headquartered in Kansas City, MO, is the holding company for Kansas City Power & Light Company, a leading regulated provider of electricity in the Midwest, and Strategic Energy L.L.C., a competitive electricity supplier. The Company's web site is www.greatplainsenergy.com.

CERTAIN FORWARD-LOOKING INFORMATION -- Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, statements regarding projected delivered volumes and margins, the outcome of regulatory proceedings, cost estimates of the comprehensive energy plan and other matters affecting future operations. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company is providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in the regional, national and international markets, including but not limited to regional and national wholesale electricity markets; market perception of the energy industry and Great Plains Energy; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates KCP&L can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and in availability and cost of capital and the effects on pension plan assets and costs; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including weather-related damage; cost, availability, quality and deliverability of fuel; ability to achieve generation planning goals and the occurrence and duration of unplanned generation outages; delays in the anticipated in-service dates and cost increases of additional generating capacity; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses and the effects of competition; application of critical accounting policies, including, but not limited to, those related to derivatives and pension liabilities; workforce risks including compensation and benefits costs; performance of projects undertaken by non-regulated businesses and the success of efforts to invest in and develop new opportunities and other risks and uncertainties. Other risk factors are detailed from time to time in the Company’s most recent quarterly report on Form 10-Q or annual report on Form 10-K filed with the Securities and Exchange Commission. This list of factors is not all-inclusive because it is not possible to predict all factors.

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Attachment A

GREAT PLAINS ENERGY
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Year to Date
	September 30		September 30
	2006	2005	2006	2005
Operating Revenues	(thousands, except per share amounts)
Electric revenues - KCP&L	$359,270	$352,974	$890,551	$858,272
Electric revenues - Strategic Energy	458,538	429,407	1,127,056	1,099,895
Other revenues	730	446	2,220	1,495
Total	818,538	782,827	2,019,827	1,959,662
Operating Expenses
Fuel	77,154	73,935	180,751	160,228
Purchased power - KCP&L	5,157	28,303	18,844	56,590
Purchased power - Strategic Energy	462,299	386,499	1,117,404	1,003,201
Skill set realignment costs	1,389	-	15,905	-
Other	88,145	76,358	244,030	240,628
Maintenance	19,746	19,230	67,235	69,140
Depreciation and amortization	40,422	38,382	118,618	114,485
General taxes	31,826	31,197	87,234	83,619
(Gain) loss on property	28	3,419	(569)	1,906
Total	726,166	657,323	1,849,452	1,729,797
Operating income	92,372	125,504	170,375	229,865
Non-operating income	9,852	3,563	16,741	15,334
Non-operating expenses	(2,141)	(4,699)	(5,593)	(15,671)
Interest charges	(17,974)	(17,904)	(53,113)	(53,777)
Income from continuing operations before income
taxes, minority interest in subsidiaries and loss
from equity investments	82,109	106,464	128,410	175,751
Income taxes	(26,482)	(17,300)	(36,683)	(32,396)
Minority interest in subsidiaries	-	-	-	(7,805)
Loss from equity investments, net of income taxes	(468)	(69)	(1,047)	(758)
Income from continuing operations	55,159	89,095	90,680	134,792
Discontinued operations, net of income taxes	-	1,780	-	(1,826)
Net income	55,159	90,875	90,680	132,966
Preferred stock dividend requirements	411	412	1,234	1,235
Earnings available for common shareholders	$54,748	$90,463	$89,446	$131,731

Average number of common shares outstanding	80,081	74,653	77,266	74,561

Basic and diluted earnings (loss) per common share
Continuing operations	$0.68	$1.19	$1.16	$1.79
Discontinued operations	-	0.02	-	(0.02)
Basic and diluted earnings per common share	$0.68	$1.21	$1.16	$1.77

Cash dividends per common share	$0.415	$0.415	$1.245	$1.245

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Attachment B

GREAT PLAINS ENERGY
Consolidated Earnings and Earnings Per Share
Three Months Ended September 30, 2006
(Unaudited)

			Earnings per Great
	Earnings		Plains Energy Share
	2006	2005	2006	2005
	(millions)
KCP&L	$70.0	$69.1	$0.87	$0.92
Strategic Energy	(10.9)	18.1	(0.14)	0.24
KLT Investments	1.2	1.9	0.01	0.03
Other	(5.1)	-	(0.05)	-
Income from continuing operations	55.2	89.1	0.69	1.19
KLT Gas discontinued operations,
net of income taxes	-	1.8	-	0.02
Preferred dividends	(0.5)	(0.5)	(0.01)	-
Earnings available for common shareholders	$54.7	$90.4	$0.68	$1.21

Reconciliation of GAAP to Non-GAAP
Earnings available for common shareholders	$54.7	$90.4	$0.68	$1.21
Reconciling items
KCP&L - skill set realignment costs	0.8	-	0.01	-
KCP&L - Hawthorn No. 5 litigation recoveries	(14.4)	-	(0.18)	-
Strategic Energy - mark-to-market impacts
from energy contracts	15.7	(10.7)	0.20	(0.14)
KLT Gas - discontinued operations	-	(1.8)	-	(0.02)
Core earnings	$56.8	$77.9	$0.71	$1.05

Core earnings
KCP&L	$56.4	$69.1	$0.70	$0.92
Strategic Energy	4.8	7.4	0.06	0.10
KLT Investments	1.2	1.9	0.01	0.03
Other	(5.6)	(0.5)	(0.06)	-
Core earnings	$56.8	$77.9	$0.71	$1.05

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Attachment C

GREAT PLAINS ENERGY
Consolidated Earnings and Earnings Per Share
Year to Date September 30, 2006
(Unaudited)

			Earnings per Great
	Earnings		Plains Energy Share
	2006	2005	2006	2005
	(millions)
KCP&L	$117.8	$109.0	$1.52	$1.46
Strategic Energy	(17.6)	34.6	(0.23)	0.46
KLT Investments	3.3	2.4	0.04	0.03
Other	(12.8)	(11.2)	(0.16)	(0.14)
Income from continuing operations	90.7	134.8	1.17	1.81
KLT Gas discontinued operations,
net of income taxes	-	(1.8)	-	(0.02)
Preferred dividends	(1.3)	(1.3)	(0.01)	(0.02)
Earnings available for common shareholders	$89.4	$131.7	$1.16	$1.77

Reconciliation of GAAP to Non-GAAP
Earnings available for common shareholders	$89.4	$131.7	$1.16	$1.77
Reconciling items
KCP&L - skill set realignment costs	9.7	-	0.13	-
KCP&L - Hawthorn No. 5 litigation recoveries	(14.4)	-	(0.19)	-
Strategic Energy - mark-to-market impacts
from energy contracts	38.0	(15.1)	0.49	(0.20)
Other - skill set realignment costs	0.2	-	-	-
KLT Gas - discontinued operations	-	1.8	-	0.02
Core earnings	$122.9	$118.4	$1.59	$1.59

Core earnings
KCP&L	$113.1	$109.0	$1.46	$1.46
Strategic Energy	20.4	19.5	0.26	0.26
KLT Investments	3.3	2.4	0.04	0.03
Other	(13.9)	(12.5)	(0.17)	(0.16)
Core earnings	$122.9	$118.4	$1.59	$1.59

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Attachment D

GREAT PLAINS ENERGY
Summary Income Statement by Segment
Three Months Ended September 30, 2006
(Unaudited)

	Consolidated		Strategic
	GPE	KCP&L	Energy	Other
	(millions)
Operating revenues	$818.5	$359.3	$459.2	$-
Fuel	(77.2)	(77.2)	-	-
Purchased power	(467.4)	(5.1)	(462.3)	-
Skill set realignment costs	(1.4)	(1.4)	-	-
Other operating expense	(139.7)	(119.9)	(16.6)	(3.2)
Depreciation and amortization	(40.4)	(38.5)	(1.9)	-
Operating income (loss)	92.4	117.2	(21.6)	(3.2)
Non-operating income (expenses)	7.7	7.8	1.1	(1.2)
Interest charges	(18.0)	(15.5)	(0.6)	(1.9)
Income taxes	(26.5)	(39.5)	10.2	2.8
Loss from equity investments	(0.4)	-	-	(0.4)
Net income (loss)	$55.2	$70.0	$(10.9)	$(3.9)
Earnings (loss) per GPE common share	$0.68	$0.87	$(0.14)	$(0.05)

GREAT PLAINS ENERGY
Summary Income Statement by Segment
Year to Date September 30, 2006
(Unaudited)

	Consolidated		Strategic
	GPE	KCP&L	Energy	Other
	(millions)
Operating revenues	$2,019.8	$890.6	$1,129.2	$-
Fuel	(180.8)	(180.8)	-	-
Purchased power	(1,136.2)	(18.8)	(1,117.4)	-
Skill set realignment costs	(15.9)	(15.6)	-	(0.3)
Other operating expense	(398.5)	(348.0)	(42.5)	(8.0)
Depreciation and amortization	(118.6)	(112.8)	(5.8)	-
Gain (loss) on property	0.6	0.6	-	-
Operating income (loss)	170.4	215.2	(36.5)	(8.3)
Non-operating income (expenses)	11.1	10.1	3.0	(2.0)
Interest charges	(53.1)	(45.4)	(1.5)	(6.2)
Income taxes	(36.7)	(62.1)	17.4	8.0
Loss from equity investments	(1.0)	-	-	(1.0)
Net income (loss)	$90.7	$117.8	$(17.6)	$(9.5)
Earnings (loss) per GPE common share	$1.16	$1.52	$(0.23)	$(0.13)

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Attachment E

GREAT PLAINS ENERGY
Consolidated Balance Sheets
(Unaudited)

	September 30	December 31
	2006	2005
ASSETS	(thousands)
Current Assets
Cash and cash equivalents	$59,259	$103,068
Restricted cash	-	1,900
Receivables, net	345,065	259,043
Fuel inventories, at average cost	25,269	17,073
Materials and supplies, at average cost	59,414	57,017
Deferred income taxes	46,329	-
Assets of discontinued operations	-	627
Derivative instruments	5,485	39,189
Other	14,189	13,001
Total	555,010	490,918
Nonutility Property and Investments
Affordable housing limited partnerships	24,475	28,214
Nuclear decommissioning trust fund	98,975	91,802
Other	14,718	17,291
Total	138,168	137,307
Utility Plant, at Original Cost
Electric	5,224,095	4,959,539
Less-accumulated depreciation	2,423,708	2,322,813
Net utility plant in service	2,800,387	2,636,726
Construction work in progress	170,500	100,952
Nuclear fuel, net of amortization of $127,029 and $115,240	37,703	27,966
Total	3,008,590	2,765,644
Deferred Charges and Other Assets
Regulatory assets	207,453	179,922
Prepaid pension costs	70,806	98,295
Goodwill	88,139	87,624
Derivative instruments	2,507	21,812
Other	43,974	52,204
Total	412,879	439,857
Total	$4,114,647	$3,833,726

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Attachment E continued

GREAT PLAINS ENERGY
Consolidated Balance Sheets
(Unaudited)

	September 30	December 31
	2006	2005
LIABILITIES AND CAPITALIZATION	(thousands)
Current Liabilities
Notes payable	$-	$6,000
Commercial paper	80,600	31,900
Current maturities of long-term debt	389,902	1,675
Accounts payable	260,663	231,496
Accrued taxes	97,403	37,140
Accrued interest	13,515	13,329
Accrued payroll and vacations	32,356	36,024
Accrued refueling outage costs	15,707	8,974
Deferred income taxes	-	1,351
Supplier collateral	-	1,900
Liabilities of discontinued operations	-	64
Derivative instruments	81,641	7,411
Other	24,459	25,658
Total	996,246	402,922
Deferred Credits and Other Liabilities
Deferred income taxes	582,904	621,359
Deferred investment tax credits	27,413	29,698
Asset retirement obligations	91,072	145,907
Pension liability	89,812	87,355
Regulatory liabilities	107,500	69,641
Derivative instruments	72,318	7,750
Other	63,846	65,787
Total	1,034,865	1,027,497
Capitalization
Common shareholders' equity
Common stock-150,000,000 shares authorized without par value
80,341,419 and 74,783,824 shares issued, stated value	893,850	744,457
Retained earnings	479,609	488,001
Treasury stock-45,680 and 43,376 shares, at cost	(1,367)	(1,304)
Accumulated other comprehensive loss	(79,863)	(7,727)
Total	1,292,229	1,223,427
Cumulative preferred stock $100 par value
3.80% - 100,000 shares issued	10,000	10,000
4.50% - 100,000 shares issued	10,000	10,000
4.20% - 70,000 shares issued	7,000	7,000
4.35% - 120,000 shares issued	12,000	12,000
Total	39,000	39,000
Long-term debt	752,307	1,140,880
Total	2,083,536	2,403,307
Commitments and Contingencies
Total	$4,114,647	$3,833,726

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Attachment F

GREAT PLAINS ENERGY
Statistical Summary

	Three Months Ended		Year to Date
	September 30		September 30
	2006	2005	2006	2005
KCP&L
Retail revenues (millions)	$311.4	$309.5	$742.4	$730.9
Wholesale revenues (millions)	$43.7	$39.3	$137.4	$115.7
Average non-firm wholesale price per MWh	$37.99	$50.86	$45.09	$40.18
Wholesale MWh sales (thousands)	1,058	918	3,240	3,166
Cooling degree days	1,093	1,116	1,664	1,564
Equivalent availability - coal plants	88%	82%	82%	80%
Capacity factor - coal plants	82%	76%	75%	76%

Strategic Energy
Average retail gross margin per MWh	$(0.79)	$7.84	$0.78	$6.29
Change in fair value related to non-hedging energy
contracts and from cash flow hedge ineffectiveness	5.60	(3.36)	5.21	(1.71)
Average retail gross margin per MWh without fair
value impacts [1]	$4.81	$4.48	$5.99	$4.58

MWhs delivered (thousands)	4,748	5,424	12,384	15,185
MWhs delivered plus current year backlog (thousands)	N/A	N/A	16,513	19,309
Average duration - new and resigned contracts (months)	17	15	17	13
MWh sales (thousands)	7,351	2,241	22,213	9,128
Retention rate	58%	39%	53%	65%
Retention rate including month to month customers	80%	79%	66%	81%
[1] This is a non-GAAP financial measure that differs from GAAP because it excludes the impact of unrealized fair value gains or losses. Management believes this measure is more reflective of average retail gross margins on MWhs delivered due to the non-cash nature and volatility of changes in fair value related to non-hedging energy contracts and from cash flow hedge ineffectiveness. Management and the Board of Directors use this as a measurement of Strategic Energy's realized retail gross margin per delivered MWh, which are settled upon delivery at contracted prices.

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